Exhibit 10.11

William Kelley	April 25, 2019

Dear Bill:

In the name of the whole Board, I would first like to thank you for your extraordinary contribution over the last two years - we are all aware that we would not be where we are today without you.

We would all like to assure you remain on board and fully motivated for the next three years as we grow the Company and sell the Company. We, therefore, offer you the following:

•

Promotion to COO\CTO of the Company reporting to the CEO, Tim Reeser. The Board, thereby, signals strongly that you and Tim are the top two executives in the Company and the ones that the Board will look to for continued success.

•	Base Annual Salary increased to $200,000 - as of May 1st, 2019.

•

New additional ISO grant of 300,000 units (in addition to the 250,000 you already have). Vesting is 100,000 per year for the next three years. This total of 550,000 gives you approximatively a 2% ownership of the company - before any further funding.

•	We agree to pay up to $15,000 moving costs should you need to move within Colorado anytime in the next two years.

I very much look forward to continuing working with you to turn LS into the undisputed leader in electric powertrains.

LIGHTNING SYSTEMS

/s/ Robert Fenwick-Smith
Robert Fenwick-Smith
Executive Chairman of the Board

Employee acceptance of job offer:

/s/ William Kelley	5/1/2019
Signature	Date

Cc:	Tim Reeser, Rob Mulcair

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